Exhibit 10.22.7

Reference is made to that certain Credit Agreement and Guaranty, dated as of April 19, 2022, by and among BioXcel Therapeutics, Inc., the lenders party thereto and Oaktree Fund Administration, LLC, as administrative agent, as amended from time to time (the “Credit Agreement”). Capitalized terms used in this email and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Effective as of March 12, 2025, each of the Lenders and the Administrative Agent hereby agrees to further amend Section 8.22 of the Credit Agreement (in addition to the amendments thereto effective on December 6, 2024 and March 4, 2025) as set forth below:

8.22                 Investment Bank. On or prior to April 30, 2025, the Borrower shall select and engage an investment banker reasonably acceptable to the Administrative Agent and the Lenders to assist the Borrower and its Board with evaluating and exploring strategic options.